EXHIBIT 10.1
ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of May 2, 2008 among Emmis Television Broadcasting, L.P., an Indiana limited partnership, and Emmis Television License, LLC, an Indiana limited liability company (individually and collectively, “Seller”), Louisiana Media Company, LLC, a Delaware limited liability company (“Buyer”) and Emmis Operating Company, an Indiana corporation (“Emmis Guarantor”).
Recitals
     A. Seller owns and operates the following television broadcast station (the “Station”) pursuant to certain authorizations issued by the Federal Communications Commission (the “FCC”):
WVUE(TV), New Orleans, Louisiana
     B. Pursuant to the terms and subject to the conditions set forth in this Agreement, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Station Assets.
     C. The capitalized terms contained and used in this Agreement shall have the respective meanings ascribed to them on Exhibit A.
Agreement
     NOW, THEREFORE, taking the foregoing into account, and in consideration of the mutual covenants and agreements set forth herein, the parties, intending to be legally bound, hereby agree as follows:
ARTICLE 1: PURCHASE OF ASSETS
     1.1. Station Assets. On the terms and subject to the conditions hereof, at Closing, except as set forth in Section 1.2, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all right, title and interest of Seller in and to all assets and properties of Seller, real and personal, tangible and intangible, that are owned, leased, licensed, used or held for use in the operation of the Station free and clear of all Liens (other than Permitted Liens) (collectively, the “Station Assets”), including the following:
          (a) (i) the Permits (to the extent transferable), and (ii) all licenses, permits and other authorizations issued to Seller by, or pending before, the FCC with respect to the Station, including those set forth on Schedule 1.1(a) (the “FCC Licenses”), and any renewals or modifications thereof and additions thereto made between the date hereof and Closing;
          (b) except as set forth in Section 1.2, all of Seller’s equipment, machinery, supplies, inventory, accessories, tools, computers (including traffic and accounting computers and other hardware and transferable related software), telecommunications equipment, Transmission Equipment, Transmission Structures, vehicles, furniture, fixtures, spare parts and other tangible personal property of every kind and description physically located on the Real

Property and owned by Seller or its Affiliates or that are used or held for use in the operation of the Station, including those items listed on Schedule 1.1(b), except for any retirements or dispositions thereof made between the date hereof and the Closing Date in the ordinary course of business, pursuant to the terms and subject to the conditions of Section 4.1(c) (the “Tangible Personal Property”);
          (c) (i) all of the land, buildings, structures, improvements, fixtures and other real property and the easements, rights of way, appurtenances thereon or thereto and other similar rights and interests in real property owned by Seller and used or held for use in connection with the Station (collectively, with the property described on Schedule 1.1(c), the “Owned Real Property”) and (ii) Seller’s leasehold or license interest in all of the real property leased or licensed by Seller that is occupied, used or held for use in connection with the Station and all of Seller’s improvements thereon (collectively, with the property described on Schedule 1.1(c), the “Real Property Leases”) (the Owned Real Property and the Real Property Leases, collectively, the “Real Property”);
          (d) all agreements for the sale of advertising time on the Station, and all rights in and to any Contracts used in the Station’s business to which Seller is a party or by which it is bound, or to which any of the Station Assets are subject, including those listed on Schedule 1.1(d) (whether or not any such Contract was entered into in the name of the Station or Seller), together with all Contracts entered into between the date hereof and Closing in accordance with Article 4 (collectively, the “Station Contracts”);
          (e) all of Seller’s rights in and to the Station’s call letters and Seller’s rights in and to the trademarks, trade names, service marks, internet domain names, copyrights, patents, programs and programming material and elements thereof (whether recorded on tape or any other media or intended for live performance and whether completed or in production), jingles, slogans (other than as set forth in Section 1.2), logos, transferable software, other intellectual or intangible property of any kind or nature which is used or held for use in the operation of the Station, including those listed on Schedule 1.1(e), whether or not any of the foregoing are registered in any jurisdiction, but including, any registrations, applications for registration, renewals and foreign counterparts thereof (collectively, the “Intangible Property”);
          (f) Seller’s rights in and to all the information and data, FCC logs and other compliance records, files, documents, records, and books of account (or copies thereof) relating to the operation of the Station, including the Station’s local public files, programming information and studies, engineering data, advertising studies, marketing and demographic data, sales correspondence, lists of advertisers, credit and sales reports and logs, litigation files (to the extent not confidential) and regulatory files, customer credit records, personnel records (in accordance with Applicable Law), inventory records, accounting records, technical information and engineering data, maintenance, operating and production records, copies of tax returns relating solely to the Station (but not Seller’s income taxes), and invoices and quality control records and manuals, but excluding records relating to Excluded Assets;
          (g) except as set forth in Section 1.2, all claims, counterclaims, credits, causes of action, choses in action, rights of recovery, and rights of indemnification or setoff against third parties and other claims arising out of or relating to the Station or the Station Assets to the extent arising during or attributable to any period after the Effective Time;

          (h) all goodwill of or relating to the Station; and
          (i) warranties covering Tangible Personal Property to the extent transferable by Seller.
     1.2. Excluded Assets. Notwithstanding anything to the contrary contained herein, the Station Assets shall not include, and Buyer shall not acquire, the following assets or any rights, title and interest therein (the “Excluded Assets”):
          (a) all cash and cash equivalents of Seller, including without limitation certificates of deposit, commercial paper, treasury bills, marketable securities, money market accounts and all such similar accounts or investments;
          (b) all Tangible Personal Property and Intangible Property disposed of or consumed in the ordinary course of business and in accordance with the terms of this Agreement (including Article 4) between the date hereof and Closing;
          (c) all Station Contracts that are terminated or expire prior to Closing in accordance with Article 4;
          (d) Seller’s corporate and trade names unrelated to the operation of the Station (including the name “Emmis”), charter documents, and books and records relating to the organization, existence or ownership of Seller, duplicate copies of the records of the Station, and all records not relating to the operation of the Station;
          (e) all contracts of insurance, all coverages, claims and proceeds thereunder and all rights in connection therewith, including without limitation rights arising from any refunds due with respect to insurance premium payments to the extent related to such insurance policies;
          (f) all pension, profit sharing plans and trusts and the assets thereof and any other employee benefit plan or arrangement and the assets thereof, if any, maintained by Seller;
          (g) all deposits and prepaid expenses (and rights arising therefrom or related thereto), except to the extent Seller receives a credit therefor under Section 1.6;
          (h) all rights to payment under the Station’s network affiliation agreement, to the extent arising during or attributable to any period prior to the Effective Time;
          (i) all claims of Seller with respect to any refunds for taxes paid or to be paid by Seller;
          (j) computers and other assets located at the Emmis Communications Corporation headquarters, and the centralized server facility, data links, payroll system and other operating systems and related assets that are used in the operation of multiple stations;
          (k) any non-transferable shrinkwrapped computer software and any other non-transferable computer licenses that are not material to the operation of the Station;

          (l) all claims of Seller with respect to reimbursement of expenses incurred prior to Closing in connection with the Sprint Nextel 2GHz relocation project;
          (m) any of the rights of Seller under this Agreement and the other agreements, certificates and documents delivered in connection herewith;
          (n) all claims, counterclaims, credits, causes of action, choses in action, rights of recovery, and rights of indemnification or setoff against third parties and other claims arising out of or relating to the Station or the Station Assets to the extent arising during or attributable to any period prior to the Effective Time, including any matters disclosed on Schedule 2.14;
          (o) the assets listed on Schedule 1.2, and the slogan “Great Media, Great People, Great Service;”
          (p) the Accounts Receivable; and
          (q) without limiting the generality of Section 1.2(e), and notwithstanding anything to the contrary in this Agreement, all of Seller’s insurance coverages with respect to Hurricane Katrina or related events, and all claims and proceeds arising therefrom or attributable thereto (and all rights and benefits in connection therewith), whether arising during or attributable to any period before or after the Effective Time.
     1.3. Assumption of Obligations.
          (a) Pursuant to the terms and subject to the conditions of this Agreement, on the Closing Date, Buyer shall assume only the Assumed Obligations. “Assumed Obligations” means the following (and only the following), to the extent arising during, or attributable to, any period of time on or after the Effective Time:
               (i) the obligations of Seller arising during, or attributable to, any period of time on or after the Effective Time under the Permits, Station Contracts and the FCC Licenses, excluding any liability or obligation arising from or relating to the performance or non-performance thereof by Seller prior to the Effective Time;
               (ii) the obligations with respect to the Transferred Employees set forth in Section 5.7 arising during, or attributable to, any period of time on or after the Effective Time or as otherwise set forth in Section 5.7; and
               (iii) any other liabilities of Seller that Buyer agrees to assume and for which Buyer receives an adjustment to the Purchase Price pursuant to the provisions of Section 1.6.
          (b) Except for the Assumed Obligations, Buyer does not assume, and will not be deemed by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to have assumed or be the successor to, any other liabilities or obligations of Seller (all such liabilities and obligations not so assumed, collectively, the “Retained Obligations”). Without limitation of the foregoing, the term “Retained Obligations” includes the following liabilities, whether accrued or fixed, absolute or contingent, known or unknown, determined or determinable, and, unless otherwise expressly provided herein, whenever arising:
               (i) all liabilities and obligations relating to or arising out of the Excluded Assets;
               (ii) any liabilities or obligations of Seller to any employee of Seller not employed by Buyer (in accordance with this Agreement);
               (iii) all liabilities and obligations of Seller under this Agreement, the other agreements, certificates and documents delivered in connection herewith or otherwise in connection with the transactions contemplated hereby and thereby;
               (iv) the obligations of Seller arising during, or attributable to, any period of time prior to the Effective Time under the Station Contracts, Permits and the FCC Licenses, unless and to the extent that Buyer receives a credit therefor pursuant to Section 1.6;
               (v) all liabilities and obligations of Seller or any Affiliate of Seller (i) under any employee stock option or similar incentive or bonus plan of Seller or any Affiliates of Seller or (ii) to stockholders or other equity owners of Seller or any Affiliate of Seller;
               (vi) any liabilities for income or other taxes relating to the Station or Station Assets pertaining to the period prior to the Closing Date; and
               (vii) any liabilities in respect of any note, bond or indebtedness for borrowed money.
     1.4. Purchase Price. In consideration for the sale of the Station Assets to Buyer, at Closing Buyer shall pay Seller by wire transfer of immediately available funds to an account designated in writing by Seller not later than two Business Days prior to the Closing the aggregate sum of Forty-One Million Dollars ($41,000,000), subject to adjustment pursuant to Sections 1.6, and if applicable, Sections 1.10, 5.4, 5.5 and 5.9 (the “Purchase Price”).
     1.5. Deposit. On the date of this Agreement, Buyer shall make a cash deposit in immediately available funds in an amount equal to 10% of the Purchase Price (the “Deposit”) with Bank of America (the “Escrow Agent”) pursuant to the Escrow Agreement (the “Escrow Agreement”) of even date herewith among Buyer, Seller and the Escrow Agent. At Closing, the Deposit shall be disbursed to Seller and applied to the Purchase Price and any interest accrued thereon shall be disbursed to Buyer. If this Agreement is terminated by Seller pursuant to Section 10.1(c), the Deposit shall be disbursed to Seller and credited as partial payment of liquidated damages under Section 10.5, and any interest accrued thereon shall be disbursed to Buyer. If this Agreement is otherwise terminated pursuant to its terms, the Deposit and any interest accrued thereon shall be disbursed to Buyer. The parties shall each instruct the Escrow Agent to disburse the Deposit and all interest thereon to the party entitled thereto and shall not, by any act or omission, delay or prevent any such disbursement. Any failure by Buyer to make the Deposit on the date hereof constitutes a material default as to which the Cure Period under Section 10.1 does not apply entitling Seller to immediately terminate this Agreement.

     1.6. Prorations and Adjustments.
          (a) All prepaid and deferred income and expenses relating to the Station Assets and arising from the operation of the Station shall be prorated between Buyer and Seller in accordance with accounting principles generally accepted in the United States (“GAAP”) as of 12:01 a.m. on the day of Closing (the “Effective Time”), such that all revenue, income and expenses relating to the operation of the Station and the ownership of the Station Assets prior to the Effective Time shall be for the account of Seller and all revenue, income and expenses relating to the operation of the Station and the ownership of the Station Assets after the Effective Time shall be for the account of Buyer. Such prorations shall include all ad valorem, real estate and other property taxes (except transfer taxes as provided by Section 11.1), music and other license fees, employee performance incentives set forth in employment agreements or annual compensation plans (excluding any stock or stock option incentives), any vacation for Transferred Employees (except accruals for the fiscal year of Seller in which Closing occurs for which there shall be no adjustment), utility expenses, rent and other amounts under Station Contracts, FCC annual regulatory fees, and similar prepaid and deferred items. Seller shall receive a credit for all of the Station’s deposits and prepaid expenses. Sales commissions related to the sale of advertisements broadcast on the Station prior to the Effective Time shall be the responsibility of Seller, and sales commissions related to the sale of advertisements broadcast on the Station after the Effective Time shall be the responsibility of Buyer. To the extent not known, real estate and personal property taxes shall be apportioned on the basis of taxes assessed for the preceding year, with a reapportionment as soon as the new tax rate and valuation can be ascertained even if such is ascertained after the Adjustment Amount is finally determined.
          (b) With respect to trade, barter or similar agreements for the sale of time in exchange for goods or services assumed by Buyer pursuant to Section 1.1(d), if as of the Effective Time the Station has an aggregate negative or positive barter balance (i.e., the amount by which the value of air time to be provided by the Station after the Effective Time exceeds, or conversely, is less than, the fair market value of corresponding goods and services), there shall be no proration or adjustment, unless the negative or positive barter balance of the Station as an aggregate exceeds $15,000, in which event such excess or deficiency, as the case may be, shall be treated either as prepaid time sales or a receivable of Seller, and adjusted for as a proration in Buyer’s or Seller’s favor, as applicable. In determining barter balances, the value of air time shall be based upon Seller’s rates as of Closing, and corresponding goods and services shall include those to be received by the Station after Closing plus those received by the Station before Closing to the extent conveyed by Seller to Buyer as a part of the Station Assets.
          (c) No later than three (3) Business Days prior to the scheduled Closing Date, Seller shall provide Buyer with a statement setting forth a reasonably detailed computation of Seller’s reasonable and good faith estimate of the Adjustment Amount as of Closing (the “Preliminary Adjustment Report”). As used herein, the “Adjustment Amount” means the net amount by which the Purchase Price is to be increased or decreased in accordance with this Section 1.6. If the Adjustment Amount reflected on the Preliminary Adjustment Report is a credit to Buyer, then the Purchase Price payable at Closing shall be reduced by the amount of the preliminary Adjustment Amount, and if the Adjustment Amount reflected on the Preliminary Adjustment Report is a charge to Buyer, then the Purchase Price payable at Closing shall be increased by the amount of such preliminary Adjustment Amount. For a period of 90 calendar days after Closing, Seller and its auditors and Buyer and its auditors may review the Preliminary Adjustment Report and the related books and records of Seller with respect to the Station, and

Buyer and Seller will in good faith seek to reach agreement on the final Adjustment Amount. If agreement is reached within such 90-day period, then promptly thereafter Seller shall pay to Buyer or Buyer shall pay to Seller, as the case may be, an amount equal to the difference between (i) the agreed Adjustment Amount and (ii) the preliminary Adjustment Amount indicated in the Preliminary Adjustment Report. If agreement is not reached within such 90-day period, then the dispute resolutions of Section 1.6(d) shall apply.
          (d) If the parties do not reach an agreement on the Adjustment Amount within the 90-day period specified in Section 1.6(c), then Seller and Buyer shall select an independent accounting firm of recognized national standing (the “Arbitrating Firm”) to resolve the disputed items. If Seller and Buyer do not agree on the Arbitrating Firm within five (5) calendar days after the end of such 90-day period, then the Arbitrating Firm shall be a nationally recognized independent accounting firm selected by lot (after excluding one firm designated by Seller and one firm designated by Buyer). Buyer and Seller shall each inform the Arbitrating Firm in writing as to their respective positions with respect to the Adjustment Amount, and each shall make available to the Arbitrating Firm any books and records and work papers relevant to the preparation of the Arbitrating Firm’s computation of the Adjustment Amount. The Arbitrating Firm shall be instructed to complete its analysis within thirty (30) calendar days from the date of its engagement and upon completion to inform the parties in writing of its own determination of the Adjustment Amount, the basis for its determination and whether its determination is within the Mid-Range or if not, whether it is closer to Buyer’s or Seller’s written determination of the Adjustment Amount. Any determination by the Arbitrating Firm in accordance with this Section shall be final and binding on the parties. Within five (5) calendar days after the Arbitrating Firm delivers to the parties its written determination of the Adjustment Amount, Seller shall pay to Buyer, or Buyer shall pay to Seller, as the case may be, an amount equal to the difference between (i) the Adjustment Amount as determined by the Arbitrating Firm and (ii) the preliminary Adjustment Amount indicated in the Preliminary Adjustment Report.
          (e) If the Arbitrating Firm’s determination of the Adjustment Amount is within the Mid-Range, then Seller and Buyer shall each pay one-half of the fees and disbursements of the Arbitrating Firm in connection with its analysis. If not, then (i) if the Arbitrating Firm determines that the written position of Buyer concerning the Adjustment Amount is closer to its own determination, then Seller shall pay the fees and disbursements of the Arbitrating Firm in connection with its analysis, or (ii) if the Arbitrating Firm determines that the written position of Seller concerning the Adjustment Amount is closer to its own determination, then Buyer shall pay the fees and disbursements of the Arbitrating Firm in connection with its analysis. As used herein, the term “Mid-Range” means a range that (i) equals twenty percent (20%) of the absolute difference between the written positions of Buyer and Seller as to the Adjustment Amount and (ii) has a midpoint equal to the average of such written positions of Buyer and Seller.
          (f) Concurrently with the payment of any amount required to be paid under Section 1.6(c) or (d), the payor shall pay the payee interest on such amount for the period from the Closing Date until the date paid at a rate equal to seven percent (7%) per annum. All payments to be made under Section 1.6 shall be paid by wire transfer in immediately available funds to the account of the payee at a financial institution in the United States and shall for all purposes constitute an adjustment to the Purchase Price.

     1.7. Allocation. Buyer and Seller will allocate the Purchase Price among the Station Assets in accordance with Schedule 1.7 attached hereto. Each of Buyer and Seller shall file its federal income tax returns and other tax returns reflecting the allocation set forth on Schedule 1.7.
     1.8. Closing. The consummation of the sale and purchase of the Station Assets provided for in this Agreement (the “Closing”) shall take place on the fifth Business Day after the date of the FCC Consent pursuant to the FCC’s initial order (or on such earlier day after such consent as Buyer and Seller may mutually agree), subject to the satisfaction or waiver of the conditions set forth in Articles 6 or 7 below. The date on which the Closing is to occur is referred to herein as the “Closing Date.”
     1.9. FCC Consent.
          (a) Within five Business Days of the date of this Agreement, Buyer and Seller shall prepare and file an application with the FCC requesting FCC consent to the assignment of the FCC Licenses to Buyer (the “FCC Application”). FCC consent to the assignment of the main station FCC Licenses to Buyer without any material adverse conditions other than those of general applicability is referred to herein as the “FCC Consent.” Upon filing, Buyer and Seller shall diligently prosecute the FCC Application and otherwise use their commercially reasonable efforts to obtain the FCC Consent as expeditiously as practicable. Each party shall promptly provide to the other party a copy of any pleading, order or other document served on them relating to any such FCC Application. In addition, each party hereto covenants and agrees to (i) file any amendment or modification to the FCC Application reasonably requested by the FCC; (ii) otherwise take any other action with respect to the FCC Application as may be reasonably necessary in connection with the transactions contemplated hereby; and (iii) cooperate in good faith with the other party hereto with respect to the foregoing. If the Closing shall not have occurred for any reason within the original effective period of any FCC Consent, and neither party shall have terminated this Agreement pursuant to its right under Section 10.1, the parties shall jointly request an extension of the effective period of such FCC Consent. No extension of the effective period of any FCC Consent shall limit the exercise by either party of its right to terminate the Agreement under Section 10.1.
          (b) Each party agrees to use commercially reasonable efforts to comply with any condition imposed on it by any FCC Consent, except that no party shall be required to comply with a condition if (i) the condition was imposed on it as the result of a circumstance the existence of which does not constitute a breach by that party of any of its representations, warranties, covenants, obligations or agreements hereunder and (ii) compliance with the condition would be unduly burdensome on it in any material respect (financially or otherwise).
          (c) Buyer and Seller shall notify each other of all documents filed with or received from any Governmental Authority with respect to this Agreement or the transactions contemplated hereby. Buyer and Seller shall furnish each other with such information and assistance as the other may reasonably request in connection with their preparation of any filing with a Governmental Authority hereunder.

     1.10. Transition Services and DTV.
          (a) In order to promote an efficient transition following Closing (including, at Buyer’s election pursuant to Schedule 1.10, completion of the build-out of the Station’s digital television (“DTV”) facilities and in light of Seller’s experience with respect to the matters set forth on Schedule 1.10, Seller hereby agrees to use commercially reasonable efforts to provide certain transition services (the “Transition Services”) to Buyer from and after the Closing Date until and including December 31, 2008 (the “Transition Period”), to reasonably enable Buyer and Seller to effectively and efficiently transfer operations of the Station from Seller to Buyer. In consideration for Seller’s agreement to provide the Transition Services during the Transition Period, Buyer shall pay to Seller a fee in the aggregate amount of $3,500,000 (the “Services Fee”). The Services Fee is due at Closing by wire transfer of immediately available funds. Payment of the Services Fee shall be credited as partial payment of the Purchase Price.
          (b) Buyer acknowledges that construction of the Station’s DTV facilities is not complete and that completion thereof is not a condition to Closing. If not completed before Closing, then the terms of Schedule 1.10 shall apply. If after Closing the Transition Services include completion of such build-out as described on Schedule 1.10, then Buyer shall provide Seller and its vendors and contractors access to perform such work and any other reasonable assistance requested by Seller in connection therewith.
          (c) Buyer acknowledges that such build-out will be performed by third-party vendors and contractors, with equipment manufactured by third-party suppliers, whether procured or now owned by Seller. With respect to such services and equipment, upon the later of Closing or completion of such work, all assignable vendor, contractor and manufacturer warranties shall be deemed included in the Station Assets. Seller makes no representation or warranty to Buyer with respect to any such services or equipment, all of which are expressly disclaimed, and shall have no liability with respect thereto, all of which is expressly waived by Buyer.
          (d) Buyer’s remedy for a failure of Seller to comply with this Section 1.10 is as set forth on Schedule 1.10. In no event will Seller have any liability, whether based on contract, tort (including negligence or strict liability), warranty or any other legal or equitable grounds, for any punitive, consequential, indirect, exemplary, special or incidental loss or damage suffered by Buyer arising from or related to the performance or nonperformance of the Transition Services, including loss of profits, interest or revenue or interruption of business, even if Seller has been informed of or might otherwise have anticipated or foreseen the possibility of such losses or damages.
          (e) During the first fifteen (15) Business Days after Closing, Buyer shall provide to Seller at no additional cost the services of the Station’s business offices, together with reasonable access to related systems and records, for the purposes of closing the books of the Station for the period prior to Closing and of facilitating the distribution of any stock compensation from Seller to the Station’s employees, all in accordance with the procedures and practices applied by the business offices for periods prior to Closing; provided, that such access shall not unreasonably interfere with the operation and business of the Station. During the Transition Period, Buyer shall provide to Seller at no additional cost reasonable access to the offices and systems of the Station for the purpose of performing the Transition Services.

ARTICLE 2: SELLER REPRESENTATIONS AND WARRANTIES
     Seller makes the following representations and warranties to Buyer:
     2.1. Organization. Each Seller and Emmis Guarantor (each a “Seller Company” and collectively, the “Seller Companies”) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and is qualified to do business in each jurisdiction in which the Station Assets are located (if such qualification is necessary). Each Seller Company has the requisite power and authority to execute, deliver and perform this Agreement and all of the other agreements and instruments to be made by the Seller Companies pursuant hereto (collectively, the “Seller Ancillary Agreements”) and to consummate the transactions contemplated hereby and thereby.
     2.2. Authorization. The execution, delivery and performance of this Agreement and the Seller Ancillary Agreements by each Seller Company have been duly authorized and approved by all necessary company action of such party and do not require any further authorization or consent of such party. This Agreement is, and each Seller Ancillary Agreement when made by the Seller Companies and the other parties thereto will be, a legal, valid and binding agreement of each Seller Company, enforceable in accordance with its terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     2.3. No Conflicts. Except as set forth on Schedule 2.3 and except for the FCC Consent and consents to assign certain of the Station Contracts, the execution, delivery and performance by the Seller Companies of this Agreement and the Seller Ancillary Agreements and the consummation by the Seller Companies of any of the transactions contemplated hereby and thereby does not and will not (i) conflict with any organizational documents of the Seller Companies or any Applicable Law to which the Seller Companies are subject, (ii) require the consent or approval of, or a filing by the Seller Companies with, any Governmental Authority or any other Person, (iii) result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the Station Assets, or (iv) result in a default or give rise to any right of termination, cancellation or acceleration under any provision of any Station Contract.
     2.4. FCC Licenses. Except as set forth on Schedule 1.1(a):
          (a) Seller is the holder of the FCC Licenses described on Schedule 1.1(a), which are all of the licenses, permits and authorizations required for the present operation of the Station. The FCC Licenses are in full force and effect. The FCC Licenses are not subject to any condition except conditions applicable to the broadcast industry generally or as otherwise disclosed on the face of the FCC Licenses, and have not been revoked, suspended, canceled, rescinded or terminated and have not expired. There is not pending, or, to Seller’s knowledge, threatened, any action by or before the FCC or any other Governmental Authority to revoke, suspend, cancel, rescind or materially adversely modify any of the FCC Licenses (other than proceedings to amend FCC rules of general applicability). There is not now any FCC order, judgment, decree, notice of violation, notice of apparent liability or order of forfeiture against the

Station outstanding, nor to Seller’s knowledge, is there any action, suit, investigation or other proceeding pending or threatened by or before the FCC against the Station or the FCC Licenses or against the Seller with respect to the Station or FCC Licenses.
          (b) The Station is operating in compliance in all material respects with the FCC Licenses, the Communications Act of 1934, as amended (the “Communications Act”) and the rules, regulations and policies of the FCC and all other Applicable Laws. Seller has filed or made all material reports and filings required by the FCC in respect of the Station and has paid all FCC regulatory fees in respect thereof which have become due.
          (c) To Seller’s knowledge, the Transmission Structures owned by Seller are registered with the FCC to the extent required by Applicable Law and all such Transmission Structures comply in all material respects with the FCC Licenses and all Applicable Laws, including the Communications Act and the rules and regulations promulgated by the Federal Aviation Administration, including to the extent applicable, all such Applicable Laws concerning the marking, painting, lighting, height and registration of the Transmission Structures.
          (d) To Seller’s knowledge, there is not pending or threatened any action by or before the FCC that would materially impair the ability of Seller to assign the FCC Licenses to Buyer or which would materially impede Seller’s ability to prosecute the FCC Application or obtain the grant of the FCC Consent (other than proceedings of general applicability).
          (e) The Station has been assigned a channel by the FCC for the provision of DTV service, and the FCC Licenses include such authorization. The Station is in compliance in all material respects with the FCC’s rules, policies and deadlines concerning construction of DTV facilities, and the Station is broadcasting a DTV signal in accordance with such authorization in all material respects and is in compliance in all material respects with the FCC’s build-out and operational requirements for digital television. The Station’s election of a channel on which to provide DTV service following the end of the DTV transition has been approved by the FCC. Seller has timely filed with the FCC the initial FCC Form 387 DTV Transition Status Report for the Station, and Seller shall take all commercially reasonable steps to implement the DTV Transition Plan as described in Exhibit 4 of Form 387 and to otherwise satisfy all applicable FCC digital transition deadlines and requirements. Seller has not leased, licensed, assigned, conveyed or otherwise encumbered the Station’s digital spectrum or any portion thereof for the provision of any “ancillary or supplementary services” (as the term is defined by the Communications Act).
          (f) Each of the Station’s retransmission consent agreements is in effect and is binding upon Seller and, to Seller’s knowledge, the other parties thereto (subject to bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors’ rights generally).
     2.5. Taxes.
          (a) Seller has, in respect of the Station’s business and the Station Assets, filed all foreign, federal, state, county and local income, excise, property, sales, use, franchise and other tax returns and reports which are required to have been filed by it under Applicable Law, and such returns are true and complete in all material respects, and Seller has paid all taxes which have become due pursuant to such returns or pursuant to any assessments which have become payable.
          (b) Seller has, in all material respects, withheld and paid all taxes required to have been withheld and paid in connection with amounts paid to any employee in respect of the Station’s business.
          (c) There are no Liens for unpaid taxes (other than Permitted Liens) on the Station Assets. Except as set forth on Schedule 2.5, there are no outstanding waivers or agreements extending the application of any statute of limitations of any jurisdiction for any period with respect to Seller regarding the assessment or collection of any tax.
          (d) There are no threatened actions or proceedings by any Governmental Authority as to which Seller has knowledge regarding the assessment or collection of any tax against Seller with respect to the Station Assets or the Station’s business.
     2.6. Personal Property. Schedule 1.1(b) contains a list of material items of Tangible Personal Property included in the Station Assets. Except as set forth on Schedule 1.1(b), Seller has good and marketable title to the Tangible Personal Property free and clear of Liens other than Permitted Liens. Except as set forth on Schedule 1.1(b), all material items of Tangible Personal Property are in normal operating condition, ordinary wear and tear excepted.
     2.7. Real Property. Schedule 1.1(c) contains a description of all Real Property included in the Station Assets. Seller is the sole owner and holder of good and marketable fee simple title to the Owned Real Property described on Schedule 1.1(c) free and clear of Liens other than Permitted Liens. Schedule 1.1(c) includes a description of each Real Property Lease existing on the date hereof. Seller is the sole owner and holder of good, valid and existing title to the leasehold estate under each Real Property Lease free and clear of Liens other than Permitted Liens. Seller has made available to Buyer copies of all Real Property Leases that are in writing. To Seller’s knowledge, the Real Property is not subject to any actual or threatened suit for condemnation or other taking by any public authority. There are no outstanding options or rights in any party to purchase or acquire any ownership interest in the Owned Real Property. The Owned Real Property includes, and the Real Property Leases provide, access to the Real Property and the Station’s facilities. Except for the Station Contracts, with respect to the Owned Real Property, there are no written or oral leases, subleases, licenses or other agreements granting any other Person the right of use or occupancy of any portion thereof.
     2.8. Contracts. Schedule 1.1(d) contains a list of all contracts that are used in the operation of the Station other than contracts that when combined with any Station Contracts executed after the date of this Agreement do not exceed the limitations set forth in Section 4.1(j) and agreements for the sale of advertising time entered into in the ordinary course of business. Except as set forth on Schedule 1.1(d), each of the Station Contracts (including without limitation each of the Real Property Leases) is in full force and effect and is binding upon Seller and, to Seller’s knowledge, the other parties thereto (subject to bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors’ rights generally). Except as set forth on Schedule 2.8, Seller has performed its obligations under each of the Station Contracts in all material respects, and is not in material default thereunder, and to Seller’s knowledge, no other party to any of the Station Contracts is in default thereunder in any material respect. Except as set forth on Schedule 2.8, to Seller’s knowledge, there is no outstanding notice of default or termination with respect to any Station Contract. The Station Contracts requiring the consent of a third party to assignment are identified with an asterisk on Schedule 1.1(c) and Schedule 1.1(d).
     2.9. Environmental. Except as set forth on Schedule 1.1(c) or in any Phase I, no Hazardous Substance regulated under any applicable Environmental Law has been generated, stored, transported, spilled, discharged, emitted, disposed of, leaked or released on, in, from or to the Real Property included in the Station Assets by Seller or, to Seller’s knowledge, by any third party, except in compliance with Applicable Law. Except as set forth on Schedule 1.1(c) or in any Phase I, to Seller’s knowledge, Seller has complied in all material respects with all applicable Environmental Laws. Except as set forth on Schedule 1.1(c) or in any Phase I, Seller has not received from a Governmental Authority written notice of and is not subject to any decree, judgment, order, citation, claim, action, suit, proceeding, complaint or demand from a Governmental Authority based on any alleged material unresolved violation of or liability under applicable Environmental Law with respect to the Real Property or the operation of the Station Assets.
     2.10. Intangible Property. Schedule 1.1(e) contains a description of the material Intangible Property included in the Station Assets. Except as set forth on Schedule 1.1(e), to Seller’s knowledge, Seller’s use of the Intangible Property does not infringe upon any third party rights in any material respect, and, to Seller’s knowledge, no third party is infringing or misappropriating the rights of Seller in the material Intangible Property. Except as set forth on Schedule 1.1(b), to Seller’s knowledge, Seller owns all right, title and interest in, or has the right to use, the Intangible Property free and clear of Liens other than Permitted Liens.
     2.11. Employees; Employee Benefits.
          (a) Except as set forth on Schedule 2.11, (i) Seller is not a party to any collective bargaining agreement with any labor organization involving employees of the Station, (ii) Seller has complied in all material respects with all labor and employment laws, rules and regulations applicable to the Station’s business, including those which relate to prices, wages, hours, discrimination in employment and collective bargaining, and (iii) there is no unfair labor practice charge or complaint against Seller in respect of the Station’s business pending or to Seller’s knowledge threatened before the National Labor Relations Board, any state labor relations board or any court or tribunal, and there is no strike, dispute, request for representation, slowdown or stoppage pending or threatened in respect of the Station’s business.
          (b) As used herein, “Benefit Plans” means “employee benefit plans” within the meaning of Section 3(3) of ERISA and all other written or material unwritten pension, profit-sharing or other retirement, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, change in control arrangement, hospitalization or other medical, life or other insurance, long- or short- term disability, supplemental unemployment benefit, fringe benefit, sick pay, vacation pay, or similar plans or programs maintained with respect to employees or independent contractors of the Station (each “Benefit Plan”).

          (c) Each Benefit Plan has been operated and administered in all material respects in accordance with its terms and Applicable Law (including applicable provisions of ERISA and the Code).
          (d) All Benefit Plans intended to be qualified under Section 401(a) of the Code (other than any multiemployer plan, as defined in Section 4001(a)(3) or 3(37) of ERISA or Section 4.4(f) of the Code) have received favorable determination or opinion letters from the Internal Revenue Service on which Seller continues to be entitled to rely and no circumstance or event exists or has occurred that would adversely affect the tax-qualified status of any such Benefit Plan.
          (e) Seller has at all times complied, and currently complies, in all material respects with the applicable health care continuation requirements for any Benefit Plan that is a welfare benefit plan (as defined in Section 3(1) of ERISA), including Section 4980B of the Code and Sections 601-608 of ERISA (collectively referred to as “COBRA”) and any applicable health care continuation coverage requirements under state law. Seller has not offered to provide health or life insurance coverage to any Transferred Employee (as defined in Section 5.7(a)), or to the family members of any Transferred Employee, for any period extending beyond the termination of the individual’s employment, except to the extent required under COBRA or comparable requirements of state law.
     2.12. Insurance. Seller maintains insurance policies or other arrangements with respect to the Station and the Station Assets consistent with its practices for other stations, and will maintain such policies or arrangements until the Effective Time.
     2.13. Compliance with Law. Except as set forth on Schedule 2.13, (i) Seller has complied, and the Station’s business has been conducted by Seller, in all material respects with all Applicable Laws, and (ii) to Seller’s knowledge, there are no claims or investigations of any Governmental Authority pending or threatened against Seller in respect of the Station or the Station Assets except those affecting the industry generally.
     2.14. Litigation. Except as set forth on Schedule 2.14, there is no action, suit or proceeding pending or, to Seller’s knowledge, threatened against Seller in respect of the Station that will subject Buyer to liability, affect the use or value of the Station Assets, or which will affect Seller’s ability to perform its obligations under this Agreement.
     2.15. Financial Statements. Seller has provided to Buyer copies of its statements of operations for the Station for the years ended February 28, 2007 and February 29, 2008 (the “Financial Statements”). The Financial Statements are the statements included in the audited consolidated financial statements of Seller and its Affiliates (but the Financial Statements are not separately audited). The Financial Statements are consistent with the books and records of the Station, have been prepared in accordance with GAAP consistently applied and in the aggregate present fairly in all material respects the financial condition of the Station and the results of operations of the Station as operated by Seller for the respective periods covered thereby, except that (i) shared operating expenses (if applicable) are allocated among television stations owned by Seller as determined by Seller, (ii) employee health insurance expense reflected in the statements is an estimate of the Station’s share of consolidated health insurance expense and not necessarily indicative of actual claims activity of the Station, (iii) a portion of departmental operating expenses are paid in Seller’s stock but are reflected as cash expenses in the statements, and (iv) such statements do not include income tax expense or benefit, interest income and expense, disclosures required by GAAP in notes accompanying the financial statements, retiree benefit expense (pension, health insurance, etc.), non-cash compensation expenses associated with the discount given to employees on stock purchases and associated with restricted stock grants made March 1, 2005 and 2007, certain bonus and severance costs paid to station employees related to Seller’s other station sales, certain revenues and expenses associated with operating the Station as part of a group of stations and expenses attributable to the adoption of accounting pronouncements.
     2.16. Good Title; Sufficiency of Assets. Seller has good and marketable title to, or valid contract rights to, as applicable, all of the Station Assets, free and clear of all Liens (other than Permitted Liens). The Station Assets include all assets that are owned, leased or licensed by Seller or its Affiliates and used or held for use in the operation of the Station in all material respects as currently operated, except for the Excluded Assets. Between February 29, 2008 and the date of this Agreement, there has not been any period of four or more consecutive days during which the Station was off the air for any reason or a period of 15 or more days during which the Station operated at substantially reduced power.
     2.17. Brokers. No agent, broker, investment banker, firm or other person or entity acting on behalf, or under the authority, of Seller is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from Buyer or its Affiliates in connection with any of the transactions contemplated hereby.
     2.18. No Undisclosed Liabilities. There are no liabilities or obligations of Seller that will be binding upon Buyer after the Effective Time other than the Assumed Obligations.
ARTICLE 3: BUYER REPRESENTATIONS AND WARRANTIES
     Buyer hereby makes the following representations and warranties to Seller:
     3.1. Organization. Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and is qualified to do business in each jurisdiction in which the Station Assets are located. Buyer has the requisite company power and authority to execute, deliver and perform this Agreement and all of the other agreements and instruments to be executed and delivered by Buyer pursuant hereto (collectively, the “Buyer Ancillary Agreements”) and to consummate the transactions contemplated hereby and thereby.
     3.2. Authorization. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer have been duly authorized and approved by all necessary company action of Buyer and do not require any further authorization or consent of Buyer. This Agreement is, and each Buyer Ancillary Agreement when made by Buyer and the other parties thereto will be, a legal, valid and binding agreement of Buyer enforceable in accordance with its terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     3.3. No Conflicts. Except for the FCC Consent, the execution, delivery and performance by Buyer of this Agreement and the Buyer Ancillary Agreements and the consummation by Buyer of any of the transactions contemplated hereby and thereby does not and will not (i) conflict with any organizational documents of Buyer or any Applicable Law to which Buyer is subject, or (ii) require the consent or approval of, or a filing by Buyer with, any Governmental Authority or any other Person.
     3.4. Litigation. There is no action, suit or proceeding pending or, to Buyer’s knowledge, threatened against Buyer which questions the legality or propriety of the transactions contemplated by this Agreement or could materially adversely affect the ability of Buyer to perform its obligations hereunder.
     3.5. Qualification. Buyer is legally, financially and otherwise qualified to be the licensee of, acquire, own and operate the Station under the Communications Act and the rules, regulations and policies of the FCC. There are no facts known to Buyer that would, under Applicable Law and the existing rules, regulations, policies and procedures of the FCC, disqualify Buyer as an assignee of the FCC Licenses or as the owner and operator of the Station. To Buyer’s knowledge, no waiver of or exemption from any FCC rule or policy is necessary for the FCC Consent to be obtained, and there are no matters which might reasonably be expected to result in the FCC’s denial or delay of approval of the FCC Application.
     3.6. Brokers. No agent, broker, investment banker, firm or other person or entity acting on behalf, or under the authority, of Buyer is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from Seller or its Affiliates in connection with any of the transactions contemplated hereby.
ARTICLE 4: SELLER COVENANTS
     4.1. Seller’s Covenants. Between the date hereof and the Closing Date, except as permitted by this Agreement or with the prior written consent of Buyer (which shall not be unreasonably withheld, delayed or conditioned), Seller shall:
          (a) operate the Station in the ordinary course of business and in all material respects in accordance with FCC rules and regulations and with all other Applicable Laws;
          (b) not materially adversely modify any of the FCC Licenses or make any application to so modify;
          (c) subject to Section 4.1(d), not other than in the ordinary course of business, sell, lease or dispose of or agree to sell, lease or dispose of any of the Station Assets unless replaced with similar items of substantially equal or greater value and utility, or create, assume or permit to exist any Liens upon the Station Assets, except for Permitted Liens;
          (d) not sell, lease or dispose of or agree to sell, lease, license or dispose of any Real Property, or create, assume or permit to exist any Liens upon the Real Property, except for Permitted Liens;
          (e) maintain and replace the Tangible Personal Property in the ordinary course of business consistent with past practices and use commercially reasonable efforts to preserve in all material respects the goodwill of or relating to the Station and the current relationships of the Station with employees, customers, suppliers and advertisers;
          (f) upon reasonable notice, give Buyer reasonable access during normal business hours to the Station Assets, and, through a representative designated by Seller, the Station’s employees, and furnish Buyer with information relating to the Station Assets that Buyer may reasonably request, provided that such access rights shall not be exercised in a manner that unreasonably interferes with the operation of the Station;
          (g) at Buyer’s sole cost and expense, provide Buyer any financial information regarding the Station that is maintained by Seller on an unconsolidated basis and requested by Buyer that is reasonably necessary to satisfy any reporting obligations to the Securities and Exchange Commission or reasonably necessary to obtain acquisition financing for the Station;
          (h) except in the ordinary course of business or as otherwise required by Applicable Law or to comply with any Benefit Plan or except as set forth on Schedule 4.1(j), (i) not enter into any employment, labor, or union agreement or plan (or amendments of any such existing agreements or plan) that will be binding upon Buyer after Closing or (ii) not increase the compensation payable to any employee of the Station or make any new commitment to pay severance pay that would be binding on Buyer, except for bonuses and other compensation payable by Seller in connection with the consummation of the transactions contemplated by this Agreement;
          (i) if requested by Buyer, deliver to Buyer copies of any unaudited monthly statements of operations of the Station when and in the form generated by Seller in the ordinary course of business;
          (j) not amend any existing Station Contracts or enter into new Station Contracts that will be binding upon Buyer after the Closing, except for (A) new time sales agreements and other Station Contracts made in the ordinary course of business that are terminable on ninety days notice or less without penalty, (B) other Station Contracts made with Buyer’s prior consent (which shall not be unreasonably withheld, delayed or conditioned), (C) other Station Contracts that do not require post-Closing payments by Buyer of more than $200,000 (in the aggregate for all such new contracts), and (D) those contracts set forth on Schedule 4.1(j); provided that Seller may renew existing Station Contracts on substantially the same terms as current terms (with rate or fee increases not exceeding 10% more than the then-existing rate or fee) without need for Buyer’s consent; for purposes of calculating the amount of said post-Closing payments by Buyer, if a contract is terminable by giving advance notice, then such amount shall include only the post-Closing amount that would be payable if a termination notice were given at the Closing (whether or not such notice is in fact given), but in no event shall such amount be more than the amount payable absent such termination notice;
          (k) keep in full force and effect Seller’s insurance policies or other similar arrangements with respect to the Station and the Station Assets;
          (l) not enter into any local marketing agreement, joint sales agreement, shared services agreement or other similar Contract in respect of the programming or operations of the Station;

          (m) (i) maintain in effect the FCC Licenses, (ii) file with the FCC all material required reports and pay or be responsible for any required annual regulatory fees with respect to the Station, and (iii) promptly deliver to Buyer copies of any material reports, applications or written responses to the FCC related to the Station which are filed during such period;
          (n) not incur or assume any indebtedness for borrowed money that would be binding on Buyer after Closing or that would constitute an Assumed Obligation, and not enter into any letter of credit, performance bond, guarantee in lieu of a letter of credit or other similar obligation that would be binding on Buyer after Closing;
          (o) pay and discharge when due in the ordinary course of business all outstanding amounts owing under any of the Station’s program licensing agreements listed on Schedule 1.1(d), to the extent due pursuant to the terms and conditions of such agreements; and
          (p) except with respect to the Station’s DTV build-out (as to which Section 1.10 applies), to the extent not made prior to the date hereof, make the capital expenditures allocated for in Seller’s budget for the Station as set forth on Schedule 4.1(p).
ARTICLE 5: JOINT COVENANTS
     Buyer and Seller hereby covenant and agree as follows:
     5.1. Confidentiality. Seller (or The Blackstone Group, LLC on behalf of Seller) and Buyer (or an affiliate of Buyer on behalf of Buyer) are parties to a non-disclosure agreement with respect to Seller and the Station (the “NDA”). To the extent not already a direct party thereto, Seller and Buyer hereby assume the NDA and agree to be bound by the provisions thereof. Without limiting the terms of the NDA, subject to the requirements of Applicable Law, all non-public information regarding the parties and their business and properties that is disclosed in connection with the negotiation, preparation or performance of this Agreement (including all financial information provided by Seller to Buyer) shall be confidential and shall not be disclosed to any other Person, except in accordance with the terms of the NDA.
     5.2. Announcements. Prior to Closing, no party shall, without the prior written consent of the other, issue any press release or make any other public announcement concerning the transactions contemplated by this Agreement, except to the extent that such party is so obligated by Applicable Law, in which case such party shall give advance notice to the other.
     5.3. Control. Buyer shall not, directly or indirectly, control, supervise or direct the operation of the Station prior to Closing. Consistent with the Communications Act and the FCC rules and regulations, control, supervision and direction of the operation of the Station prior to Closing shall remain the responsibility of Seller as the holder of the FCC Licenses.
     5.4. Risk of Loss.
          (a) Seller shall bear the risk of any loss of or damage to any of the Station Assets at all times until the Effective Time, and Buyer shall bear the risk of any such loss or damage thereafter.

          (b) If prior to the Effective Time any item of Tangible Personal Property is damaged or destroyed or otherwise not in the condition described in Section 2.6 in any material respect, then Seller shall use commercially reasonable efforts to repair or replace such item in all material respects, and if such repair or replacement is not completed prior to Closing, then the parties shall proceed to Closing and, as Buyer’s sole remedy, the Purchase Price shall be decreased by an amount equal to the unpaid portion of the reasonably estimated costs of completing such repair or replacement, and notwithstanding anything to the contrary in this Agreement, such item shall be deemed conveyed in its “as is” condition with no representation, warranty or covenant made by Seller with respect thereto.
          (c) If prior to Closing the Station is off the air or if there is any loss or damage to any Tangible Personal Property that results in a material reduction in Coverage (a “Broadcast Interruption”), then Seller shall use commercially reasonable efforts to return the Station to the air and restore prior Coverage as promptly as practicable. Notwithstanding anything herein to the contrary, if on the day otherwise scheduled for Closing there is a Broadcast Interruption in excess of 24 hours, then Buyer may postpone Closing until the date five Business Days after the Station returns to the air and prior Coverage is restored in all material respects, subject to Section 10.1 and otherwise pursuant to the terms and subject to the conditions of Article 6 and Article 7. As used herein, “Coverage” means the aggregate number of households that receive the Station’s signal, including those receiving the analog signal (if the Station is then broadcasting an analog signal) or digital signal (if the Station has then discontinued analog broadcasts) over the air and those subscribers of cable and satellite systems who then have authority to carry the Station’s signal.
     5.5. Environmental.
          (a) Seller has provided Buyer with copies of Phase I environmental assessments of certain Real Property sites as shown on Schedule 1.1(c), if any (each a “Phase I”). Prior to Closing, Buyer may, in its sole discretion and at its sole expense, upon reasonable notice to Seller and at times reasonably acceptable to Seller, obtain environmental assessments from the Payne Firm of any Owned Real Property and any Real Property Leases which are ground leases (subject to any necessary landlord consent), and if the Payne Firm then recommends or advises further investigation or testing, Buyer may, at its expense, upon reasonable notice to Seller and at times reasonably acceptable to Seller, obtain further environmental assessments (collectively, the “Buyer Environmental Assessments”), subject to any necessary landlord consent. Completion of any Buyer Environmental Assessment is not a condition to Closing.
          (b) If any Phase I, Buyer Environmental Assessment or any item set forth on Schedule 1.1(c) identifies a condition that requires remediation in order for the Station to operate in compliance with all applicable Environmental Laws in all material respects, then, except as set forth below, Seller shall use commercially reasonable efforts to remediate such condition in all material respects, and if such remediation is not completed prior to Closing, then the parties shall proceed to Closing and, as Buyer’s sole remedy, the Purchase Price shall be decreased by an amount equal to the reasonably estimated unpaid costs of completing such remediation, and notwithstanding anything to the contrary in this Agreement, such condition shall be deemed an Assumed Obligation with no representation, warranty or covenant made by Seller with respect thereto.

          (c) Notwithstanding anything herein to the contrary, if at any time such condition exists and the reasonably estimated cost to remedy all such conditions exceeds $350,000, then Seller may terminate this Agreement upon written notice to Buyer; provided, however, that if Seller elects to terminate by written notice to Buyer, Buyer shall have the right, exercisable within ten (10) business days of the date of termination, to cancel such termination by giving written notice to Seller that Buyer accepts the obligation to remediate such conditions after Closing and releases Seller from all representations, obligations and liability to Buyer with respect thereto. In such event, the Purchase Price shall be decreased by an amount equal to the reasonably estimated unpaid costs of completing such remediation up to $350,000 less all remediation costs paid by Seller. Notwithstanding anything to the contrary in this Agreement, all of Seller’s claims against, and rights of recovery from, third-parties in respect of any remediation costs paid by Seller (including without limitation insurance claims and proceeds) are Excluded Assets.
     5.6. Consents.
          (a) The parties shall use commercially reasonable efforts to obtain (i) any third party consents necessary for the assignment of any Station Contract (which shall not require any payment to any such third party), and (ii) execution of reasonable estoppel certificates by lessors under any Real Property Leases requiring consent to assignment (if any), but no such consents or estoppel certificates are conditions to Closing except for the Required Consents (defined below). Receipt of consent to assign to Buyer the Station’s network affiliation agreement designated with a diamond on Schedule 1.1(d) and the Station’s main tower leases designated with a diamond on Schedule 1.1(c) (if any) is a condition precedent to Buyer’s obligation to close under this Agreement (the “Required Consents”).
          (b) To the extent that any Station Contract may not be assigned without the consent of any third party, and such consent is not obtained prior to Closing, this Agreement and any assignment executed pursuant to this Agreement shall not constitute an assignment of such Station Contract; provided, however, with respect to each such Station Contract, Seller and Buyer shall cooperate to the extent feasible in effecting a lawful and commercially reasonable arrangement under which Buyer shall receive the benefits under the Station Contract from and after Closing, and to the extent of the benefits received, Buyer shall pay and perform Seller’s obligations arising under the Station Contract from and after Closing in accordance with its terms.
     5.7. Employees.
          (a) Seller has provided Buyer a list showing employee positions and annualized pay rates for employees of the Station. Except as set forth on Schedule 5.7(a), Buyer shall offer employment to all persons employed by Seller immediately prior to Closing (including any hired after the date hereof in the ordinary course of business and consistent with the terms of this Agreement and the Schedules hereto). Except as set forth on Schedule 5.7(a), each such offer shall be upon terms that will include a level of compensation and benefits that is substantially comparable to the level provided to such employee immediately preceding the Closing (as determined before taking into account Seller’s stock compensation program and based on the Benefit Plan information provided by Seller to Buyer). With respect to each employee who accepts such offer (collectively, the “Transferred Employees”), at Closing employment with Seller shall terminate and employment with Buyer shall commence. Unless Buyer enters into a separate employment agreement with a Transferred Employee or a Transferred Employee is employed pursuant to a Station Contract, each Transferred Employee shall be an “at will” employee of Buyer, and no provision contained herein shall be construed as an agreement for, or guarantee of, continued employment. Notwithstanding the foregoing, except as set forth on Schedule 5.7(a), at Closing, Buyer shall assume the employment agreements of all employees who are employed pursuant to Station Contracts.
          (b) With respect to Transferred Employees, Seller shall be responsible for all compensation and benefits arising prior to the Effective Time, and Buyer shall be responsible for all compensation and benefits arising after the Effective Time. In addition, with respect to Transferred Employees, the terms of Schedule 5.7(b) shall apply. Notwithstanding anything herein to the contrary, Buyer shall grant credit to each Transferred Employee for all unused vacation accrued as of the Effective Time as an employee of Seller, and Buyer shall assume and discharge Seller’s obligation to provide such leave to such employees (such obligations being a part of the Assumed Obligations).
          (c) Buyer shall permit Transferred Employees (and their spouses and dependents) to participate in its “employee welfare benefit plans” (including health insurance plans) and “employee pension benefit plans” (as defined in Section 3(1) and 3(2) of ERISA, respectively) in which similarly situated employees are generally eligible to participate, with coverage effective immediately upon Closing (and without exclusion from coverage on account of any pre-existing condition), with service with Seller deemed service with the Buyer for purposes of any length of service requirements, waiting periods, vesting periods and differential benefits based on length of service, and with credit under any welfare benefit plan for any deductibles or co-payments paid for the current plan year under any plan maintained by Seller.
          (d) Buyer shall also permit each Transferred Employee who participates in the Seller’s 401(k) plan to elect to make direct rollovers of their account balances into the Buyer’s 401(k) plan as of Closing, including the direct rollover of any outstanding loan balances such that they will continue to make payments under the terms of such loans under the Buyer’s 401(k) plan, subject to compliance with Applicable Law and subject to the reasonable requirements of Buyer’s 401(k) plan.
          (e) Seller shall retain all liability and responsibility for “COBRA” healthcare continuation coverage required to be offered and provided under Section 4980B of the Code and Sections 601-608 of ERISA to employees and former employees of Seller and any other COBRA qualified beneficiaries under Seller’s health plan(s) who have elected or who are eligible to elect COBRA continuation coverage as of or prior to the Effective Time or who incur a COBRA continuation coverage as of or prior to the Effective Time or who incur a COBRA qualifying event in connection with the transactions contemplated by this Agreement.
     5.8. 1031 Exchange. To facilitate a like-kind exchange under Section 1031 of the Code, Seller may assign its rights under this Agreement (in whole or in part) to a “qualified intermediary” under section 1.1031(k)-1(g)(4) of the treasury regulations (but such assignment shall not relieve Seller of its obligations under this Agreement) and any such qualified intermediary may re-assign to Seller, provided that no such assignment shall prevent or delay Closing. If Seller gives notice of such assignment, Buyer shall provide Seller with a written acknowledgment of such notice prior to Closing and pay the Purchase Price (or such portion thereof as is designated in writing by the qualified intermediary) to or on behalf of the qualified intermediary at Closing and otherwise reasonably cooperate therewith. Buyer’s obligation to cooperate with Seller is specifically conditioned upon each of the following: (i) all of Buyer’s rights and all of Seller’s obligations to Buyer respecting all other provisions of this Agreement shall not be adversely affected by any such exchange, whether or not such exchange is consummated; and (ii) Buyer shall not in any way be liable to Seller or any other party whatsoever for any failure of Seller’s proposed transaction to qualify as a tax-free exchange of like-kind property under the Code.
     5.9. Title Insurance and Surveys.
          (a) Buyer may order at its own expense (i) commitments for owner’s title insurance policies on any Owned Real Property, (ii) commitments for lessee’s title insurance policies for any Real Property leased by Seller, and (iii) an ALTA survey on any parcel of Real Property for which a title insurance policy is to be obtained. Buyer may request that each title commitment includes a commitment to issue an ALTA title insurance policy from a nationally recognized, reputable title insurance company selected by Buyer and qualified to do business in the State of Louisiana, insuring good, marketable and indefeasible fee simple (or leasehold, if applicable) title to each parcel of the Real Property contemplated above for such amount as Buyer directs. With respect to such commitments, title policies and ALTA surveys, Seller shall, at Buyer’s expense, cooperate with Buyer as Buyer may reasonably request. Seller shall deliver the affidavits described in Section 8.1(xii) at Closing. Completion of such title commitments, surveys and policies is not a condition to Closing. Any endorsements and title policy requirements shall be the responsibility of Buyer and no endorsements or title policy requirements are a condition to Closing, subject to Seller’s obligation to deliver the documents described in Section 8.1.
          (b) If prior to Closing, except as set forth on Schedule 1.1(c), Buyer notifies Seller that any title commitments or surveys obtained by Buyer with respect to the Owned Real Property disclose any encumbrance which is not a Permitted Lien or disclose any Station Assets encroaching upon adjacent real property in any material respect, then, except as set forth below, Seller shall use commercially reasonable efforts to remove such encumbrance or encroachment in all material respects or obtain an easement or other reasonable remedy, and if such removal or other remedy is not completed prior to Closing, then the parties shall proceed to Closing and, as Buyer’s sole remedy, the Purchase Price shall be decreased by an amount equal to the reasonably estimated unpaid costs of completing such removal or other remedy, and notwithstanding anything to the contrary in this Agreement, such encroachment or encumbrance shall be deemed a Permitted Lien and an Assumed Obligation with no representation, warranty or covenant made by Seller with respect thereto.
          (c) Notwithstanding anything herein to the contrary, except as set forth on Schedule 1.1(c), if at any time such encumbrance or encroachment exists and the reasonably estimated cost to remedy all such encumbrances or encroachments exceeds $350,000, then Seller may terminate this Agreement upon written notice to Buyer; provided, however, that if Seller elects to terminate by written notice to Buyer, Buyer shall have the right, exercisable within ten (10) business days of the date of termination, to cancel such termination by giving written notice to Seller that Buyer accepts the obligation to remove or remedy such encumbrance or encroachment after Closing and releases Seller from all representations, obligations and liability to Buyer with respect thereto. In such event, the Purchase Price shall be decreased by an amount equal to the reasonably estimated unpaid costs of completing such removal or remediation up to $350,000 less all removal and remediation costs paid by Seller. Notwithstanding anything to the contrary in this Agreement, all of Seller’s claims against, and rights of recovery from, third-parties in respect of any removal or remediation costs paid by Seller (including without limitation insurance claims and proceeds) are Excluded Assets.
     5.10. Accounts Receivable.
          (a) From the Closing Date until the Second Payment Date (defined below) (the “Collection Period”), Buyer shall, without charge to Seller, use commercially reasonable efforts to collect the Accounts Receivable in the ordinary course of business and shall apply all amounts collected from the Station’s account debtors to the oldest account first, unless the advertiser disputes in good faith in writing an older account and designates the payment to a newer account. Any amounts relating to the Accounts Receivable that are paid directly to Seller shall be retained by Seller. Buyer shall not discount, adjust or otherwise compromise any Accounts Receivable and Buyer shall refer any disputed Accounts Receivable to Seller. Within ten calendar days after the end of each month, Buyer shall deliver to Seller a report showing Accounts Receivable collections for the prior month.
          (b) On the date 90 days following the Closing Date, Buyer shall pay to Seller, without offset, an aggregate amount equal to 2/3 of the total amount of Accounts Receivable existing at Closing, or if lower, the amount of actual Accounts Receivable collected to date. On the first day of the first new fiscal year of Buyer following the Closing but in no event later than February 28, 2009 (the “Second Payment Date”), Buyer shall pay to Seller, without offset, an aggregate amount equal to the remaining unpaid balance of the Accounts Receivable collected by Buyer. The payment of each such installment is absolute and unconditional, and Buyer’s remedies for Seller’s performance or non-performance of any obligation shall in no event include any right of set off, counterclaim or withholding with respect to such Accounts Receivable. At the end of the Collection Period, any remaining Accounts Receivable shall be returned to Seller for collection.
ARTICLE 6: SELLER CLOSING CONDITIONS
     The obligation of Seller to consummate the Closing hereunder is subject to satisfaction, at or prior to Closing, of each of the following conditions (unless waived in writing by Seller):
     6.1. Representations and Covenants.
          (a) The representations and warranties of Buyer made in this Agreement, shall be true and correct in all material respects as of the Closing Date except for changes permitted or contemplated by the terms of this Agreement.
          (b) The covenants and agreements to be complied with and performed by Buyer at or prior to Closing shall have been complied with or performed in all material respects.
          (c) Seller shall have received a certificate dated as of the Closing Date from Buyer executed by an authorized officer of Buyer certifying that (i) the conditions set forth in

Sections 6.1(a) and (b) have been satisfied, (ii) all documents to be executed by Buyer and delivered at the Closing have been executed by a duly authorized officer of Buyer; and (iii) the resolutions adopted by the member of Buyer authorizing the execution, delivery and performance of this Agreement, attached to the certificate, were duly adopted at a duly convened meeting thereof, at which a quorum was present and acting throughout or by unanimous written consent, remain in full force and effect, and have not been amended, rescinded or modified, except to the extent attached thereto.
     6.2. Proceedings. Neither Seller nor Buyer shall be subject to any court or governmental order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby and no Applicable Law shall be in effect that prohibits the consummation of all or any part of the transactions contemplated by this Agreement.
     6.3. FCC Authorization. The FCC Consent shall have been granted and shall be effective.
     6.4. Deliveries. Buyer shall have complied with its obligations set forth in Section 8.2.
ARTICLE 7: BUYER CLOSING CONDITIONS
     The obligation of Buyer to consummate the Closing hereunder is subject to satisfaction, at or prior to Closing, of each of the following conditions (unless waived in writing by Buyer):
     7.1. Representations and Covenants.
          (a) The representations and warranties of Seller made in this Agreement shall be true and correct in all material respects as of the Closing Date except for changes permitted or contemplated by the terms of this Agreement.
          (b) The covenants and agreements to be complied with and performed by Seller at or prior to Closing shall have been complied with or performed in all material respects.
          (c) Buyer shall have received a certificate dated as of the Closing Date from Seller executed by an authorized officer of Seller certifying that (i) the conditions set forth in Sections 7.1(a) and (b) have been satisfied, (ii) all documents to be executed by Seller and delivered at the Closing have been executed by a duly authorized officer of Seller; and (iii) the resolutions adopted by Seller authorizing the execution, delivery and performance of this Agreement, attached to the certificate, were duly adopted at a duly convened meeting thereof, at which a quorum was present and acting throughout or by unanimous written consent, remain in full force and effect, and have not been amended, rescinded or modified, except to the extent attached thereto.
     7.2. Proceedings. Neither Seller nor Buyer shall be subject to any court or governmental order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby and no Applicable Law shall be in effect that prohibits the consummation of all or any part of the transactions contemplated by this Agreement.

     7.3. FCC Authorization. The FCC Consent shall have been granted and shall be effective.
     7.4. Deliveries. Seller shall have complied with its obligations set forth in Section 8.1.
     7.5. Consents. The Required Consents shall have been obtained and delivered to Buyer and shall be in full force and effect.
ARTICLE 8: CLOSING DELIVERIES
     8.1. Seller Documents. At Closing, Seller shall deliver or cause to be delivered to Buyer:
          (i) good standing certificates issued by the Secretary of State of Seller’s jurisdiction of formation;
          (ii) the certificate described in Section 7.1(c);
          (iii) an assignment and assumption of FCC authorizations assigning the FCC Licenses from Seller to Buyer;
          (iv) an assignment and assumption of contracts assigning the Station Contracts from Seller to Buyer;
          (v) an assignment and assumption of leases assigning all Real Property Leases from Seller to Buyer, all Required Consents, and copies of any other consents obtained by Seller prior to Closing;
          (vi) deeds conveying the Owned Real Property from Seller to Buyer, free and clear of all Liens (other than Permitted Liens), substantially in the same form as the deeds that transferred title to the Owned Real Property to Seller, with any changes reasonably necessary to conform to the terms of this Agreement and without expanding any of Seller’s representations, warranties or covenants hereunder;
          (vii) an assignment of intangible property assigning the Intangible Property from Seller to Buyer;
          (viii) domain name transfers assigning the Station’s domain names listed on Schedule 1.1(e) from Seller to Buyer;
          (ix) endorsed vehicle titles conveying the vehicles included in the Tangible Personal Property from Seller to Buyer;
          (x) an affidavit of non-foreign status of Seller that complies with Section 1445 of the Code;
          (xi) all estoppel certificates received by Seller prior to Closing;

          (xii) any customary owner’s affidavits and gap indemnities reasonably requested from Seller by any title company retained by Buyer, and any other documents required by Applicable Law in order to record the deeds;
          (xiii) a customary paydown and lien release letter, together with any appropriate UCC releases or terminations;
          (xiv) a bill of sale conveying the other Station Assets from Seller to Buyer; and
          (xv) any other instruments of conveyance, assignment and transfer that may be reasonably necessary to convey, transfer and assign the Station Assets from Seller to Buyer, free and clear of Liens, except for Permitted Liens.
     8.2. Buyer Documents. At Closing, Buyer shall deliver or cause to be delivered to Seller:
          (i) the Purchase Price in accordance with Section 1.4 hereof;
          (ii) good standing certificates issued by the Secretary of State of Buyer’s jurisdiction of formation;
          (iii) the certificate described in Section 6.1(c);
          (iv) an assignment and assumption of contracts assuming the Station Contracts;
          (v) an assignment and assumption of FCC authorizations assuming the FCC Licenses;
          (vi) an assignment and assumption of leases assuming the Real Property Leases;
          (vii) domain name transfers assuming the Station’s domain names listed on Schedule 1.1(e);
          (viii) any documents required by Applicable Law in order to record the deeds; and
          (ix) such other documents and instruments of assumption that may be necessary to assume the Assumed Obligations.
ARTICLE 9: SURVIVAL; INDEMNIFICATION
     9.1. Survival. The representations and warranties in this Agreement shall survive Closing for a period of eighteen (18) months from the Closing Date whereupon they shall expire and be of no further force or effect, provided that if within such period the indemnified party gives the indemnifying party written notice of a claim for breach thereof describing in reasonable detail the nature and basis of such claim, then such claim shall survive until the earlier of resolution of such claim or expiration of the applicable statute of limitations, and provided further that:
          (a) the representations and warranties under Sections 2.1 and 3.1 (Organization), Sections 2.2 and 3.2 (Authorization), and the first sentence of Section 2.16 (Good Title; Sufficiency of Assets) shall survive indefinitely;
          (b) the representations and warranties under Section 2.5 (Taxes), Sections 2.6 and 2.7 (Personal Property and Real Property, but solely with respect to title) and Section 2.9 (Environmental) shall survive until 30 calendar days following the expiration of the applicable statute of limitations (including extensions thereof); and
          (c) the covenants and agreements in this Agreement shall survive Closing until performed.
     9.2. Indemnification.
          (a) Subject to Section 9.2(b), from and after Closing, Seller shall defend, indemnify and hold harmless Buyer, its employees, agents and Affiliates (collectively, the “Buyer Indemnified Parties”) from and against any and all losses, costs, damages, liabilities and expenses, including reasonable attorneys’ fees and expenses (“Damages”) incurred by a Buyer Indemnified Party arising out of or resulting from:
               (i) any breach by Seller of its representations and warranties made under this Agreement; or
               (ii) any default by Seller of any covenant or agreement made under this Agreement; or
               (iii) the Retained Obligations; or
               (iv) the business or operation of the Station and the ownership of the Station Assets before the Effective Time, except for the Assumed Obligations.
          (b) Notwithstanding the foregoing or anything else herein to the contrary, after Closing, (i) Seller shall have no liability to any Buyer Indemnified Party under clause (i) of Section 9.2(a) until, and only to the extent that, the aggregate Damages of all Buyer Indemnified Parties exceeds $150,000 and (ii) the maximum liability of Seller under clause (i) of Section 9.2(a) shall be an amount equal to 20% of the Purchase Price.
          (c) From and after Closing, Buyer shall defend, indemnify and hold harmless Seller, its employees, agents and Affiliates (collectively, the “Seller Indemnified Parties”) from and against any and all Damages incurred by a Seller Indemnified Party arising out of or resulting from:
               (i) any breach by Buyer of its representations and warranties made under this Agreement; or

               (ii) any default by Buyer of any covenant or agreement made under this Agreement; or
               (iii) the Assumed Obligations; or
               (iv) the business or operation of the Station and the ownership of the Station Assets after the Effective Time.
     9.3. Procedures.
          (a) The indemnified party shall give prompt written notice to the indemnifying party of any demand, suit, claim or assertion of liability by third parties that is subject to indemnification hereunder (a “Claim”), but a failure to give such notice or delaying such notice shall not affect the indemnified party’s rights or the indemnifying party’s obligations except to the extent the indemnifying party’s ability to remedy, contest, defend or settle with respect to such Claim is thereby prejudiced and provided that such notice is given within the time period described in Section 9.1.
          (b) The indemnifying party shall have the right to undertake the defense or opposition to such Claim with counsel selected by it. In the event that the indemnifying party does not undertake such defense or opposition in a timely manner, the indemnified party may undertake the defense, opposition, compromise or settlement of such Claim with counsel selected by it at the indemnifying party’s cost (subject to the right of the indemnifying party to assume defense of or opposition to such Claim at any time prior to settlement, compromise or final determination thereof).
          (c) Anything herein to the contrary notwithstanding:
               (i) the indemnified party shall have the right, at its own cost and expense, to participate in the defense, opposition, compromise or settlement of the Claim;
               (ii) the indemnifying party shall not, without the indemnified party’s written consent, settle or compromise any Claim or consent to entry of any judgment which does not include the giving by the claimant to the indemnified party of a release from all liability in respect of such Claim; and
               (iii) in the event that the indemnifying party undertakes defense of or opposition to any Claim, the indemnified party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the indemnifying party and its counsel concerning such Claim and the indemnifying party and the indemnified party and their respective counsel shall cooperate in good faith with respect to such Claim.
ARTICLE 10: TERMINATION AND REMEDIES
     10.1. Termination. Subject to Section 10.3, this Agreement may be terminated prior to Closing as follows:
          (a) by mutual written consent of Buyer and Seller;

          (b) by written notice of Buyer to Seller if Seller breaches its representations or warranties or defaults in the performance of its covenants contained in this Agreement and such breach or default is material in the context of the transactions contemplated hereby and is not cured within the Cure Period;
          (c) by written notice of Seller to Buyer if Buyer breaches its representations or warranties or defaults in the performance of its covenants contained in this Agreement and such breach or default is material in the context of the transactions contemplated hereby and is not cured within the Cure Period; provided, however, that the Cure Period shall not apply to Buyer’s obligations to make the Deposit on the date hereof and to pay the Purchase Price at Closing;
          (d) by written notice of Seller to Buyer or Buyer to Seller if Closing does not occur by the date 12 months after the date hereof, provided that if the failure of the Closing to occur by such date is due to the fault of the party seeking to terminate, then that party shall not have such termination right; or
          (e) as provided by Section 5.5(c) or Section 5.9(c).
     10.2. Cure Period. Each party shall give the other party prompt written notice upon learning of any breach or default by the other party under this Agreement. The term “Cure Period” as used herein means a period commencing on the date Buyer or Seller receives from the other written notice of breach or default hereunder and continuing until the earlier of (i) twenty (20) calendar days thereafter or (ii) five (5) Business Days after the scheduled Closing date (provided that, for purposes of clarity, the scheduled Closing date shall be extended to the next Business Day following such five (5) Business Day period); provided, however, that if the breach or default is non-monetary and cannot reasonably be cured within such period but can be cured before the date five (5) Business Days after the scheduled Closing date, and if diligent efforts to cure promptly commence, then the Cure Period shall continue as long as such diligent efforts to cure continue, but not beyond the date five (5) Business Days after the scheduled Closing date (provided that, for purposes of clarity, the scheduled Closing date shall be extended to the next Business Day following such five (5) Business Day period).
     10.3. Certain Effects of Termination. Neither party may terminate under Sections 10.1(b) or (c) if it is then in material default under this Agreement. Except as provided by Section 10.5, the termination of this Agreement shall not relieve any party of any liability for breach or default under this Agreement prior to the date of termination. Notwithstanding anything contained herein to the contrary, Sections 1.5 (Deposit) (and Sections 10.4 and 10.5 with respect to the Deposit), 5.1 (Confidentiality) and 11.1 (Expenses) shall survive any termination of this Agreement.
     10.4. Specific Performance. In the event of failure or threatened failure by either party to comply with the terms of this Agreement, the other party shall be entitled to an injunction restraining such failure or threatened failure and, subject to obtaining any necessary FCC consent, to enforcement of this Agreement by a decree of specific performance requiring compliance with this Agreement. Notwithstanding the foregoing, if prior to Closing Seller has the right to terminate this Agreement pursuant to Section 10.1(c), then Seller’s sole remedy for Buyer’s breach of this Agreement shall be termination of this Agreement and receipt of the

Liquidated Damages pursuant to Section 10.5, except for any failure by Buyer to comply with its obligations related to the Deposit or Sections 5.1, 5.2 or 5.3, as to which Seller shall be entitled to all available rights and remedies, including without limitation specific performance.
     10.5. Liquidated Damages. If Seller terminates this Agreement pursuant to Section 10.1(c), then Buyer shall pay Seller on demand the sum of $4,100,000 by wire transfer of immediately available funds (which amount shall be deemed satisfied if the Deposit in the amount of $4,100,000 is disbursed to Seller under Section 1.5), such payment shall constitute liquidated damages (“Liquidated Damages”). If Liquidated Damages are payable hereunder but not paid on demand, then Buyer shall also pay Seller all costs of collection, including reasonable attorneys’ fees and costs. If Seller terminates this Agreement pursuant to Section 10.1(c), then payment of Liquidated Damages and, if applicable, costs of collection, shall be the sole and exclusive remedy of Seller for a breach by Buyer of this Agreement. Buyer acknowledges and agrees that Seller’s recovery of such amount shall constitute payment of liquidated damages and not a penalty and that Seller’s Liquidated Damages amount is reasonable in light of the substantial but indeterminate harm anticipated to be caused by Buyer’s material breach or default under this Agreement, the difficulty of proof of loss and damages, the inconvenience and non-feasibility of otherwise obtaining an adequate remedy, and the value of the transactions to be consummated hereunder.
ARTICLE 11: MISCELLANEOUS
     11.1. Expenses. Each party shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement. All governmental fees and charges applicable to the request for FCC Consent shall be paid one-half by Buyer and one-half by Seller. All governmental taxes, fees and charges applicable to the transfer of the Station Assets under this Agreement shall be paid one-half by Buyer and one-half by Seller. Each party is responsible for any commission, brokerage fee, advisory fee or other similar payment that arises as a result of any agreement or action of it or any party acting on its behalf in connection with this Agreement or the transactions contemplated hereby. Any fees or charges imposed by Buyer’s title company shall be paid by Buyer (including without limitation any escrow fees and any fees related to the money lender’s escrow or incurred due to Buyer’s financing of the transaction), except that Seller shall be responsible for any filing fees incurred to record any lien releases on the Station Assets that are not Permitted Liens.
     11.2. Further Assurances. After Closing, each party shall from time to time, at the request of and without further cost or expense to the other, execute and deliver such other instruments of conveyance and assumption and take such other actions as may reasonably be requested in order to more effectively consummate the transactions contemplated hereby.
     11.3. Assignment. Except as provided by Section 5.8 (1031 Exchange), neither party may assign this Agreement without the prior written consent of the other party hereto; provided, however, that Buyer may assign its rights hereunder to an Affiliate of Buyer upon written notice to, but without consent of, Seller, provided that (i) any such assignment does not delay processing of the FCC Application, grant of the FCC Consent or Closing, (ii) any such assignee delivers to Seller a written assumption of this Agreement, (iii) Buyer shall remain liable for all of its obligations hereunder, and (iv) Buyer shall be solely responsible for any third party consents necessary in connection therewith (none of which is a condition to Closing). The terms of this Agreement shall bind and inure to the benefit of the parties’ respective successors and any permitted assigns, and no assignment shall relieve any party of any obligation or liability under this Agreement. Any attempted assignment in violation of this Section 11.3 shall be null and void.
     11.4. Notices. Any notice pursuant to this Agreement shall be in writing and shall be deemed delivered (a) on the date of personal delivery when (i) delivered by hand or (ii) sent by a nationally recognized overnight courier service or (b) on the date confirmed facsimile transmission, and shall be addressed as follows (or to such other address as any party may request by written notice):

if to Seller:	c/o Emmis Communications Corporation
One Emmis Plaza
40 Monument Circle, Suite 700
Indianapolis, Indiana 46204
Attention: President and CEO
Facsimile: (317) 684-5583

with copies (which shall not	Emmis Communications Corporation
constitute notice) to:	3500 W. Olive Avenue, Suite 1450
Burbank, California 91505
Attention: Gary Kaseff
Facsimile: (818) 238-9158

Wiley Rein LLP
1776 K Street, N.W.
Washington, D.C. 20006
Attention: Doc Bodensteiner
Facsimile: (202) 719-7049

if to Buyer:	Louisiana Media Company, LLC
5800 Airline Drive
Metairie, LA 70003
Attention: Dennis Lauscha
Facsimile: 504-731-1812

with a copy (which shall not	Covington & Burling LLP
constitute notice) to:	1201 Pennsylvania Avenue NW
Washington, DC 20009
Attention: Eric Dodson Greenberg, Esq.
Facsimile: (202) 778-5193
     11.5. Amendments. No modification, amendment or waiver of compliance with any provision hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of such modification, amendment, waiver, or consent is sought. Neither the failure of either party to enforce, nor the delay of either party in enforcing, any condition or part of this Agreement at any time shall be construed as a waiver of that condition or part or forfeit any rights to future enforcement thereof. No action taken pursuant to this Agreement, including any investigation by or on behalf of either party hereto, shall be deemed to constitute a waiver by the party taking action of compliance by the other party with any representation, warranty, covenant or agreement contained herein.
     11.6. Entire Agreement. This Agreement, including the Schedules and Exhibits attached hereto, constitutes the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings with respect to the subject matter hereof, except the NDA, which shall remain in full force and effect. No party makes any representation or warranty with respect to the transactions contemplated by this Agreement except as expressly set forth in this Agreement. Without limiting the generality of the foregoing, Seller makes no representation or warranty to Buyer with respect to any projections, budgets or other estimates of the Station’s revenues, expenses or results of operations, or, except as expressly set forth in Article 2, any other financial or other information made available to Buyer with respect to the Station.
     11.7. Severability. If any court or governmental authority holds any provision in this Agreement invalid, illegal or unenforceable in whole or in part under any Applicable Law, then, so long as no party is deprived of the benefits of this Agreement in any material respect, this Agreement shall be construed with the invalid, illegal or unenforceable provision deleted and the validity, legality and enforceability of the remaining provisions contained herein shall not be affected or impaired thereby.
     11.8. No Beneficiaries. Nothing in this Agreement expressed or implied is intended or shall be construed to give any rights to any person or entity, including, for the avoidance of doubt, any Station employee, other than the parties hereto and their successors and permitted assigns.
     11.9. Governing Law. The construction and performance of this Agreement shall be governed by the laws of the State of New York without giving effect to any conflicts or choice of law rule or principle thereof that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.
     11.10. Neutral Construction. Buyer and Seller agree that this Agreement was negotiated at arms-length and that the final terms hereof are the product of the parties’ negotiations. This Agreement shall be deemed to have been jointly and equally drafted by Buyer and Seller, and the provisions hereof should not be construed against a party on the grounds that the party drafted or was more responsible for drafting the provision.
     11.11. Cooperation. After Closing, Buyer and Seller shall cooperate with the other in the investigation, defense or prosecution of any litigation or examination, audit or other proceeding which is pending or threatened against Buyer or Seller or their Affiliates with respect to the Station, whether or not any party has notified the other of a claim for indemnity with respect to such matter. Without limiting the generality of the foregoing, each of Buyer and Seller shall make available its employees to give depositions or testimony and shall furnish all documentary or other evidence that the other party may reasonably request. Each of Buyer and Seller shall reimburse the other for all reasonable and necessary out-of-pocket expenses (including legal fees and disbursements) incurred in connection with the performance of its obligations under this Section 11.11.
     11.12. Construction. Except as otherwise expressly provided in this Agreement or as the context otherwise requires, the following rules of interpretation apply to this Agreement: (i) the singular includes the plural and the plural includes the singular; (ii) “any” is not exclusive and the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”; (iii) a reference to any Contract includes permitted supplements and amendments; (iv) a reference to an Applicable Law includes any effective amendment or modification to such Applicable Law; (v) a reference to a Person includes its successors, heirs and permitted assigns; (vi) a reference to one gender shall include any other gender; and (vii) a reference in this Agreement to an Article, Section, Exhibit or Schedule is to the referenced Article, Section, Exhibit or Schedule of this Agreement.
     11.13. Counterparts. This Agreement may be executed in any number of separate counterparts, each of which will be deemed an original and all of which together will constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed original counterpart of this Agreement.
     11.14. Guaranty. Emmis Operating Company, an Indiana corporation (“Emmis Guarantor”) unconditionally guarantees the payment and performance of any and all obligations and liabilities of Seller under this Agreement and the other agreements and documents executed and delivered in connection herewith and any permitted assignees of Seller’s rights or obligations hereunder, including, without limitation, the obligations and liabilities under Section 9.2. Emmis Guarantor acknowledges that it has agreed to this unconditional guarantee as an inducement to Buyer to enter into this Agreement.
[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

BUYER:	LOUISIANA MEDIA COMPANY, LLC

By:
Name:
Title:

SELLER:	EMMIS TELEVISION BROADCASTING, L.P.
By: Emmis Operating Company, its general partner

By:
Name:
Title:

EMMIS TELEVISION LICENSE, LLC

By:
Name:
Title:

EMMIS GUARANTOR:	EMMIS OPERATING COMPANY

By:
Name:
Title:

Schedules

Schedule 1.1(a)	FCC Licenses

Schedule 1.1(b)	Tangible Personal Property

Schedule 1.1(c)	Real Property

Schedule 1.1(d)	Station Contracts

Schedule 1.1(e)	Intangible Property

Schedule 1.2	Excluded Assets

Schedule 1.7	Allocation

Schedule 1.10	DTV

Schedule 2.3	Other Seller Conflicts

Schedule 2.5	Taxes

Schedule 2.8	Contracts Exceptions

Schedule 2.11	Employee Exceptions

Schedule 2.13	Compliance with Laws

Schedule 2.14	Litigation

Schedule 4.1(j)	Approved New Contracts

Schedule 4.1(p)	Capital Expenditures

Schedule 5.7(a)	Employees

Schedule 5.7(b)	Severance Arrangement

Exhibit A
Definitions
“Accounts Receivable” means all of Seller’s accounts receivable and any other rights to payment of cash consideration with respect to the Station for goods or services sold or provided prior to the Effective Time or otherwise arising during or attributable to any period prior to the Effective Time.
“Adjustment Amount” has the meaning set forth in Section 1.6(c).
“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, Controls, is Controlled by, or is under common Control with, the specified Person.
“Agreement” has the meaning set forth in the Preamble.
“Applicable Law” means any federal, state, local or foreign constitution, treaty, law, statute, ordinance, rule, regulation, order, writ, decree or any other requirement of any Governmental Authority.
“Arbitrating Firm” has the meaning set forth in Section 1.6(d).
“Assumed Obligations” has the meaning set forth in Section 1.3.
“Benefit Plan” has the meaning set forth in Section 2.11(b).
“Business Day” means any day excluding Saturdays, Sundays and any day that is a legal holiday under the laws of the United States or that is a day on which the Escrow Agent or banking institutions located in New York, New York and New Orleans, Louisiana are authorized or required by Applicable Law or action of a Governmental Authority to close.
“Buyer” has the meaning set forth in the Preamble.
“Buyer Ancillary Agreements” has the meaning set forth in Section 3.1.
“Buyer Environmental Assessment” has the meaning set forth in Section 5.5(a).
“Buyer Indemnified Parties” has the meaning set forth in Section 9.2(a).
“Claim” has the meaning set forth in Section 9.3(a).
“Closing” has the meaning set forth in Section 1.8.

“Closing Date” has the meaning set forth in Section 1.8.
“COBRA” has the meaning set forth in Section 2.11(e).
“Code” means the Internal Revenue Code of 1986, as amended.
“Communications Act” has the meaning set forth in Section 2.4(b).
“Contracts” means contracts, commitments, arrangements, agreements, leases, licenses, purchase orders for the sale or purchase of goods or services and any other understandings.
“Cure Period” has the meaning set forth in Section 10.2.
“Damages” has the meaning set forth in Section 9.2(a).
“Dollars” or “$” means United States dollars.
“DTV” has the meaning set forth in Section 1.10(b).
“Effective Time” has the meaning set forth in Section 1.6.
“Environmental Law” means any and all laws, rules, regulations or orders of any United States of America governmental authorities, any State of Louisiana Governmental Authorities or any other Governmental Authorities having jurisdiction over the Real Property and relating to pollution or the environment, including those relating to emissions, discharges, releases or threatened releases of Hazardous Substances into the environment (including ambient air, surface water, ground water or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Agent” has the meaning set forth in Section 1.5.
“Escrow Agreement” has the meaning set forth in Section 1.5.
“Excluded Assets” has the meaning set forth in Section 1.2.
“FCC” has the meaning set forth in the Recitals.
“FCC Application” has the meaning set forth in Section 1.9(a).
“FCC Consent” has the meaning set forth in Section 1.9(a).

“FCC Licenses” has the meaning set forth in Section 1.1(a).
“Financial Statements” has the meaning set forth in Section 2.15.
“GAAP” has the meaning set forth in Section 1.6.
“Governmental Authority” means any federal, state, local or foreign government, legislature, governmental or administrative agency or commission or any court or other tribunal of competent jurisdiction.
“Hazardous Substances” means (i) any “hazardous waste” as defined by the Resources Conservation and Recovery Act of 1976 (“RCRA”) (42 U.S.C. § 6901 et seq.); (ii) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.) (“CERCLA”); (iii) any “chemical substances”, “new chemical substance” or “hazardous chemical substance or mixture” or other substance regulated by the Toxic Substances Control Act (“TSCA”) (42 U.S.C. § 2601 et seq.); and (iv) any substance the presence, use, treatment, storage, transmission or disposal of which on or from the Real Property is prohibited by any Applicable Law of any Governmental Authority.
“Intangible Property” has the meaning set forth in Section 1.1(e).
“Lien” means any lien (statutory or otherwise), claim, charge, option, security interest, pledge, mortgage, restriction on transfer, financing statement or similar encumbrance of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).
“Liquidated Damages” has the meaning set forth in Section 10.5.
“Mid-Range” has the meaning set forth in Section 1.6(e).
“NDA” has the meaning set forth in Section 5.1.
“Owned Real Property” has the meaning set forth in Section 1.1(c).
“Permits” means all licenses, permits, construction permits, approvals, concessions, franchises, certificates, consents, qualifications, registrations, privileges and other authorizations and rights, other than the FCC Licenses, from any Governmental Authority to Seller currently in effect and used in connection with the Station, including in connection with the use of any Real Property or Tangible Personal Property, together with any renewals, modifications and additions thereto between the date hereof and the Closing Date.

“Permitted Liens” means (a) the Assumed Obligations, (b) Liens for taxes or assessments which are not yet due or which are being contested in good faith by appropriate proceedings, (c) statutory mechanics’, materialmen’s, contractors’, warehousemen’s, repairmen’s and other similar statutory Liens arising in the ordinary course of business and which are not delinquent, (d) Liens that will be released at or prior to Closing, (e) the exceptions set forth on Schedule 1.1(c), and (f) such other easements, rights of way, building and use restrictions, exceptions, reservations and limitations that do not in any material respect detract from the value of the property subject thereto or impair the use thereof in the ordinary course of the business of the Station, including exceptions set forth on Schedule 1.1(c).
“Person” means a human being, labor organization, partnership, firm, enterprise, association, joint venture, corporation, limited liability company, cooperative, legal representative, foundation, society, political party, estate, trust, trustee, trustee in bankruptcy, receiver or any other organization or entity whatsoever, including any Governmental Authority.
“Phase I” has the meaning set forth in Section 5.5(a).
“Preliminary Adjustment Report” has the meaning set forth in Section 1.6(c).
“Purchase Price” has the meaning set forth in Section 1.4.
“Real Property” has the meaning set forth in Section 1.1(c).
“Real Property Leases” has the meaning set forth in Section 1.1(c).
“Required Consents” has the meaning set forth in Section 5.6(a).
“Retained Obligations” has the meaning set forth in Section 1.3.
“Seller” has the meaning set forth in the Preamble.
“Seller Ancillary Agreements” has the meaning set forth in Section 2.1.
“Seller Indemnified Parties” has the meaning set forth in Section 9.2(c).
“Services Fee” has the meaning set forth in Section 1.10.
“Station” has the meaning set forth in the Recitals.
“Station Assets” has the meaning set forth in Section 1.1.
“Station Contracts” has the meaning set forth in Section 1.1(d).

“Tangible Personal Property” has the meaning set forth in Section 1.1(b).
“Transition Period” has the meaning set forth in Section 1.10.
“Transition Services” has the meaning set forth in Section 1.10.
“Transferred Employees” has the meaning set forth in Section 5.7(a).
“Transmission Equipment” means all digital, analog or other equipment currently used (or used between the date hereof and the Closing Date) for the transmission of the Station’s broadcast signals over the air, including the antenna, transmitter and all associated transmission equipment, lines and facilities, in each case owned by Seller for use at the Station.
“Transmission Structures” means all towers, including any guy anchors and guy wires, currently used (or used between the date hereof and the Closing Date) in connection with the operation of the Station and owned by Seller.